Exhibit 99.1

COMPANY CONTACT:

Mark W. Brugger
(240) 744-1150

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 10, 2007

DIAMONDROCK ANNOUNCES IT HAS ENTERED INTO AN AGREEMENT TO PURCHASE THE WESTIN BOSTON WATERFRONT HOTEL

BETHESDA, MD, Wednesday, January 10, 2007 – DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has entered into a definitive agreement with a Boston based developer to acquire the leasehold interest in the recently built 793-room Westin Boston Waterfront Hotel, which is attached to the recently built convention center in downtown Boston, Massachusetts.  In addition to the Westin Boston Waterfront Hotel, the acquisition will include a leasehold interest in 100,000 square feet of retail space and an option to acquire a leasehold interest in an adjacent site with development rights to build a new hotel with approximately 325 rooms.  The contractual purchase price for all three of the assets is $330.3 million. We project that the existing hotel and retail space will generate $24.6 million of earnings before interest, taxes, depreciation and amortization (or “EBITDA”) for the full year 2007 and $31.8 million in 2008.  The retail space is not expected to begin generating cash flow until 2008.  Including the cost of expected tenant improvements in the retail space, the estimated total investment of $350 million by 2008 represents an 11 times multiple of forecasted 2008 EBITDA (not including any income from the option on the development site).

“This opportunity is an excellent fit with DiamondRock’s strategy of building a portfolio of high quality, high growth hotels located in urban and resort locations.  The hotel is located in the rapidly developing Seaport District of downtown Boston, which is one of the most vibrant redevelopment areas on the East Coast.  The Seaport District is expected to see the building of a new mall, millions of square feet of office space and thousands of residential units over the next several years.  Its proximity to the airport, the financial district and Back Bay make it the logical focus point for growth within Boston,” commented William W. McCarten, Chairman and Chief Executive Officer of DiamondRock.

“The Westin Boston Waterfront Hotel is one of the most exciting acquisition opportunities I have seen.  The hotel is physically attached to the new convention center and will always be the preferred hotel for convention attendees.  Boston remains one of the most requested convention venues in the country.  Moreover, this hotel has great growth prospects.  The Seaport District has many similarities to the Copley District in the 1980’s. The combination of Seaport District growth and the normal ramp up of a convention hotel should yield several years of outsized growth,” added John Williams, President and Chief Operating Officer of DiamondRock.

DiamondRock expects to close on the acquisition of the existing hotel and the rights to the development site prior to the end of the Company’s first quarter.  The closing on the retail space is expected to occur later this year as subject to the satisfaction of certain closing conditions.  DiamondRock has made a $3 million non-refundable deposit upon entering into the purchase agreement.  Moreover, the closing of the acquisition is subject to several customary conditions.

The Acquisition. The Westin Boston Waterfront Hotel opened in June 2006 and contains 793 rooms and approximately 32,000 square-feet of meeting space.  The Westin Boston Waterfront Hotel is attached to the recently built Boston Convention and Exhibition Center, or the BCEC, and is located in the Seaport District.  The Westin Boston Waterfront Hotel includes a full service restaurant, a lobby lounge, a Starbucks licensed café, a 400-car underground parking facility, a fitness center, an indoor swimming pool, a business center, and a gift shop. The Westin Boston Waterfront Hotel has the right until 2017 to use, on an as available basis, up to 50,000 square feet of meeting space and up to 40,000 square feet of ballroom space at the BCEC.

The retail space is a separate three floor 100,000 square foot building attached to the Westin Boston Waterfront Hotel. We intend to convert a portion of the space into prime meeting and exhibit space and lease the remainder to prime upscale restaurants. Our right to use a floor for exhibition space will continue for at least ten years, after which the floor will be used for retail.

The hotel development site is a 1½ acre parcel of vacant land that is immediately adjacent to the Westin Boston Waterfront Hotel. The site is zoned for approximately 325 rooms and 100 underground parking spaces and, upon construction, could also be attached to the BCEC.  The new hotel would either be an expansion of the existing hotel or a separate Starwood branded hotel. While we believe this is an excellent potential opportunity, we are still investigating the cost to construct, and the potential returns associated with, the expansion hotel and have not concluded when or whether or not to pursue the construction of the new hotel at this time.

Boston Convention and Exhibition Center.  The  BCEC opened in June 2004.  The BCEC is the third largest convention and exhibition facility in the Northeast and Mid-Atlantic States (behind the Javits Center in New York and the Washington Convention Center in Washington, D.C.) and one of the twenty largest convention centers in the United States. The BCEC consists of a 516,000 square foot Exhibit Hall, 300,000 square feet of function and registration space, a 40,000 square foot Grand Ballroom and 84 meeting rooms with 160,000 square feet of space.

Seaport District.  The Seaport District is located minutes from both downtown Boston and Logan Airport and is on top of the subterranean intersection of Routes 90 (Mass Turnpike) and I-93.  The Seaport District has experienced tremendous growth over the past decade. Over $20 billion of public investment has been or is being made to the Seaport District and its surrounding area. Key developments within the district include the BCEC, the Westin Boston Waterfront Hotel, the 450,000 square foot headquarters of Manulife (North America headquarters of John Hancock), the Bank of America Pavilion, the Moakley Federal Courthouse, the World Trade Center, the 1 million square foot World Trade Center East and West office complex, and the 60,000 square foot Institute of Contemporary Art.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Boston, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the Westin Boston Waterfront Hotel acquisition; and our ability to achieve the returns that we expect from the Westin Boston Waterfront Hotel.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Net Income to 2007B and 2008F EBITDA

	2007B	2008F
Estimated Net Income	$6,600,000	$13,700,000
Income Taxes	500,000	600,000
Depreciation Expense	12,100,000	12,100,00
Interest Expense	5,400,000	5,400,000

Estimated EBITDA	$24,600,000	$31,800,000

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner and acquirer of premium hotel properties.  Upon completion of the acquisition of the Westin Boston Waterfront Hotel, DiamondRock will own 21 hotels with almost 10,000 rooms.  The Company has a strategic acquisition sourcing relationship with Marriott International.  For further information, please visit DiamondRock’s website at www.drhc.com.